Exhibit 99.3

SOUTHWEST GAS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying Unaudited Pro Forma Balance Sheet as of June 30, 2021 combines the historical consolidated balance sheets of Southwest Gas Holdings, Inc. (the “Company”) and Drum Parent, Inc. (“Drum”), giving effect to the merger of Drum with and into ETDH Merger Sub, Inc., an indirect wholly owned subsidiary of the Company, which was completed on August 27, 2021 (the “Acquisition”), as if it had been completed on June 30, 2021. The accompanying Unaudited Pro Forma Condensed Combined Statements of Income for the periods presented combine the historical consolidated statements of operations of the Company and Drum, as if the Acquisition had been completed on January 1, 2020, the beginning of the earliest period presented.

The accompanying Unaudited Pro Forma Financial Statements and related notes were prepared using the acquisition method of accounting with the Company considered the acquirer of Drum. Accordingly, the consideration paid in the Acquisition has been allocated to assets and liabilities of Drum based upon their estimated fair values as of the date of completion of the Acquisition. Any amount of the consideration that is in excess of the estimated fair values of identifiable assets acquired and liabilities assumed was recorded as goodwill in the Company’s balance sheet upon the completion of the Acquisition. The accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments and will be finalized within 12 months from the acquisition date.

The unaudited pro forma condensed combined financial statements presented are based on available information using assumptions the Company believes are reasonable. These pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the Acquisition occurred on the date indicated nor do they project the Company’s results of operations or financial position for any future period or date. The pro forma financial statements do not consider any cost savings, operating synergies, or additional costs that may be incurred to achieve any such synergies after completing the acquisition. As such, the actual results reported by the combined company in periods following the Acquisition may differ materially from these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes included in the Company’s unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021 as included in the Form 10-Q filed on August 5, 2021, and with the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020, contained in the Form 10-K filed on February 25, 2021, as well as with both the historical audited consolidated financial statements of Drum as of and for the year ended December 31, 2020 and the unaudited interim condensed consolidated financial statements of Drum as of and for the six months ended June 30, 2021, which are attached as exhibits to the same Form 8-K/A to which these unaudited pro forma condensed combined financial statements are attached.

SOUTHWEST GAS HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 30, 2021

(In thousands)

	Southwest Gas Holdings, Inc. Historical	Drum Parent, Inc. Historical		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Utility Plant:
Gas plant	$8,664,624	$—		$—		$8,664,624
Less: accumulated depreciation	(2,481,016)	—		—		(2,481,016)
Construction work in process	151,358	—		—		151,358

Net utility plant	6,334,966	—		—		6,334,966

Other property and investments	860,701	158,944	(1)	296,624	(A)	1,315,317
				(2,424	)(B)
				1,472	(E)

Current assets:
Cash and cash equivalents	47,565	464		104,279	(H)	123,246
				(29,062	)(K)
Accounts receivable, net of allowances	512,385	136,949	(2)	(27,715	)(I)	621,619
Accrued utility revenue	38,500	—		—		38,500
Income taxes receivable, net	23,839	307		342	(I)	24,488
Deferred purchased gas costs	235,104	—		—		235,104
Prepaid and other current assets	149,402	5,503		(256	)(I)	154,649

Total current assets	1,006,795	143,223		47,588		1,197,606

Noncurrent assets:
Goodwill	348,173	76,015		370,779	(C)	794,967
Deferred income taxes	345	—		—		345
Deferred charges and other assets	488,042	68		5,197	(F)	493,239
				(68	)(I)

Total noncurrent assets	836,560	76,083		375,908		1,288,551

Total assets	$9,039,022	$378,250		$719,168		$10,136,440

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock	$60,718	$172		$(172	)(D)	$60,718
Additional paid-in-capital	1,733,572	235,480		(235,480	)(D)	1,733,572
Accumulated other comprehensive loss, net	(55,688)	(551)		551	(D)	(55,688)
Retained earnings	1,108,279	(67,513)		66,840	(D)	1,078,544
				(29,062	)(K)

Total equity	2,846,881	167,588		(197,323)		2,817,146
Redeemable noncontrolling interest	200,529	—		—		200,529
Long-term debt, less current maturities	2,478,823	84,033		888,327	(F)	3,451,183

Total capitalization	5,526,233	251,621		691,004		6,468,858

Current liabilities:
Current maturities of long-term debt	319,417	16,313		(35,520	)(F)	300,210
Short-term debt	318,000	14,561	(3)	—		332,561
Accounts payable	182,304	53,435		(5,754	)(I)	228,465
				(1,520	)(G)
Customer deposits	44,088	—		—		44,088
Income taxes payable, net	19,259	—		—		19,259
Accrued general taxes	51,712	—		—		51,712
Accrued interest	19,653	—		—		19,653
Other current liabilities	317,970	18,418		(892	)(I)	335,908
				412	(E)

Total current Liabilities	1,272,403	102,727		(43,274)		1,331,856

Deferred income taxes and other credits:
Deferred income taxes and investment tax credits, net	694,719	23,902		70,903	(J)	789,524
Accumulated removal costs	409,000	—		—		409,000
Other deferred credits and other long-term liabilities	1,136,667	—		1,060	(E)	1,137,202
				(525	)(I)

Total deferred income taxes and other credits	2,240,386	23,902		71,438		2,335,726

Total capitalization and liabilities	$9,039,022	$378,250		$719,168		$10,136,440

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

SOUTHWEST GAS HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Six Months Ended June 30, 2021

(In thousands, except per share amounts)

	Southwest Gas	Drum Parent,		Transaction
	Holdings, Inc.	Inc.		Accounting		Pro Forma
	Historical	Historical		Adjustments		Combined
Operating revenues:
Gas operating revenues	$814,728	$—		$—		$814,728
Utility infrastructure services revenues	892,600	240,210		—		1,132,810

Total operating revenues	1,707,328	240,210		—		1,947,538
Operating expenses:
Net cost of gas sold	232,517	—		—		232,517
Operations and maintenance	211,523	—		—		211,523
Depreciation and amortization	176,290	8,930		—		199,336
		13,472	(4)	—
				220	(AA)
				424	(BB)
Taxes other than income taxes	40,025	—		—		40,025
Utility infrastructure services expenses	814,254	223,184	(5)	—		1,022,385
		(13,472	)(4)	—
				(1,581	)(CC)

Total operating expenses	1,474,609	232,114		(937)		1,705,786
Operating income	232,719	8,096		937		241,752

Other income and (expenses):
Net interest deductions	(49,903)	(1,817)		(19,955	)(DD)	(71,675)
Other income (deductions)	(863)	(1,238	)(6)	528	(FF)	(1,573)

Total other income and (expenses)	(50,766)	(3,055)		(19,427)		(73,248)

Income before income taxes	181,953	5,041		(18,491)		168,503
Income tax expense	36,634	2,547		(4,547	)(HH)	34,634

Net income	145,319	2,494		(13,944)		133,869
Net income attributable to noncontrolling interest	2,907	—		—		2,907

Net income attributable to Southwest Gas Holdings, Inc.	$142,412	$2,494		$(13,944)		$130,962

Earnings per share:
Basic	$2.45					$2.25

Diluted	$2.45					$2.25

Weighted average shares:
Basic	58,106					58,106
Diluted	58,197					58,197

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

SOUTHWEST GAS HOLDINGS, INC.

Unaudited Pro Forma Condensed Combined Statements of Income

For the Year Ended December 31, 2020

(In thousands, except per share amounts)

	Southwest Gas Holdings, Inc. Historical	Drum Parent, Inc. Historical		Transaction Accounting Adjustments		Pro Forma Combined
Operating revenues:
Gas operating revenues	$1,350,585	$—		$—		$1,350,585
Utility infrastructure services revenues	1,948,288	440,170		—		2,388,458

Total operating revenues	3,298,873	440,170		—		3,739,043
Operating expenses:
Net cost of gas sold	342,837	—		—		342,837
Operations and maintenance	408,116	—		—		408,116
Depreciation and amortization	332,027	22,906		—		382,603
		26,427	(4)	—
				394	(AA)
				849	(BB)
Taxes other than income taxes	63,460	—		—		63,460
Utility infrastructure services expenses	1,729,429	416,624	(5)	—		2,146,953
		(26,427	)(4)	—
				(1,735	)(CC)
				29,062	(EE)

Total operating expenses	2,875,869	439,530		28,570		3,343,969
Operating income	423,004	640		(28,570)		395,074

Other income and (expenses):
Net interest deductions	(111,477)	(8,387)		(30,400	)(DD)	(150,264)
Other income (deductions)	(6,789)	(1,011	)(6)	432	(FF)	(8,041)
				(673	)(GG)

Total other income and (expenses)	(118,266)	(9,398)		(30,641)		(158,305)

Income before income taxes	304,738	(8,758)		(59,211)		236,769
Income tax expense	65,753	5,312		(21,814	)(HH)	49,251

Net income	238,985	(14,070)		(37,397)		187,518
Net income attributable to noncontrolling interest	6,661	—		—		6,661

Net income attributable to Southwest Gas Holdings, Inc.	$232,324	$(14,070)		$(37,397)		$180,857

Earnings per share:
Basic	$4.15					$3.23

Diluted	$4.14					$3.23

Weighted average shares:
Basic	55,998					55,998
Diluted	56,076					56,076

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Transaction

On August 27, 2021, Centuri Group, Inc. (“Centuri”), a wholly owned subsidiary of Southwest Gas Holdings, Inc. (the “Company”) completed its acquisition of Drum Parent, Inc. (“Drum”), a Delaware corporation (the “Acquisition”). As a result of the Acquisition, Drum became an indirect wholly owned subsidiary of the Company. The purchase price for the Acquisition was $830.4 million in cash consideration subject to customary adjustments, including working capital.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X prescribed by the SEC. The historical condensed financial information of the Company has been adjusted to give effect to transaction accounting adjustments that are necessary to account for the Acquisition.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheets of the Company and Drum and has been prepared as if the Acquisition had occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and year ended December 31, 2020 combines the historical consolidated statement of operations of the Company and Drum and has been prepared as if the Acquisition closed on January 1, 2020. The unaudited pro forma condensed combined financial statements have also been adjusted to give effect to transaction accounting adjustments.

Differences in the accounting practices or policies applied by the Company and Drum may exist that would materially impact the pro forma financial statements. The Company believes that there may be differences related to, among other things, the useful lives of depreciable assets. Because the Company has not yet completed an analysis of the information which would enable the estimate of any differences which may result from the application of different accounting practices or policies, the extent of the adjustments that may be necessary is not known at this time and no pro forma adjustments have been recorded to conform accounting practices or policies.

The Acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the Acquisition closing date. The assets of Drum have been measured based on preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets and liabilities assumed related to Drum as of the effective date of the Acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase accounting is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Drum as of the Acquisition date. Accordingly, the purchase accounting in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited pro forma condensed combined financial statements, in accordance with the applicable accounting guidance, the Company established a framework for measuring fair values. The applicable accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the applicable accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Drum at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

The unaudited pro forma condensed combined financial statements presented are based on available information using assumptions the Company believes are reasonable. These pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the Acquisition occurred on the date indicated nor do they project the Company’s results of operations or financial position for any future period or date. The pro forma financial statements do not consider any cost savings, operating synergies, or additional costs that may be incurred to achieve any such synergies after completing the acquisition. As such, the actual results reported by the combined company in periods following the Acquisition may differ materiality from these unaudited pro forma condensed combined financial statements.

Note 3. Estimated Preliminary Purchase Price Allocation and Consideration Transferred

The Company has performed a preliminary purchase price analysis of the fair value of Drum’s assets and liabilities. Using the total consideration for the Acquisition, the Company has estimated the allocations to such assets and liabilities. The following table shows the consideration transferred and the preliminary allocation of the purchase price for Drum to the acquired identifiable assets and assumed liabilities at their preliminary fair values as of the transaction’s closing date, August 27, 2021 (in thousands):

Assets acquired:
Cash and cash equivalents	$1,893
Accounts receivable, net of allowances	69,120
Contract assets	40,114
Income taxes receivable, net	649
Right of use assets under operating leases	1,472
Prepaid expenses	5,247
Property and Equipment	118,144
Intangible assets	335,000
Goodwill	446,794

Total assets acquired	1,018,433
Liabilities assumed:
Trade and other payables	46,161
Finance lease obligations	27,626
Contract liabilities	12,665
Operating lease obligations	1,472
Other liabilities	5,308
Deferred tax liabilities	94,806

Total liabilities assumed	188,038

Total estimated consideration	$830,395

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations, but in no event later than one year following the completion of the Acquisition. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, backlog and customer relationships as well as goodwill, (3) income taxes and (4) other changes to assets and liabilities.

Note 4. Pro Forma Adjustments

Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of Drum to conform to the presentation used in these unaudited pro forma condensed combined financial statements as follows:

Pro Forma Balance Sheet

(1) - Property and Equipment, net totaling $117.5 million and Intangible Assets, net totaling $41.4 million (including $3.0 million in internal-use software), as presented in Drum’s historical financial statements, were combined into Other property and investments on the face of the financials to conform with the Company’s presentation.

(2) - Trade and Other Receivables, net of $95.4 million and Contract Assets of $41.5 million, as presented in Drum’s historical financial statements, were combined into Accounts Receivable, net of allowances on the face of the financials to conform with the Company’s presentation.

(3) - Revolving Line of Credit of $14.6 million was reclassified to Short-term debt on the face of the financials to conform with the Company’s presentation.

Pro Forma Statement of Income

(4) - For the periods ended June 30, 2021 and December 31, 2020, depreciation was reclassified from Cost of Contracts and Selling, General and Administrative Expenses to Depreciation and Amortization to conform Drum’s financial information to the Company’s presentation. For the six months and twelve months ending June 30, 2021 and December 31, 2020, depreciation included in Cost of Contracts by Drum was $12.6 million and $25.1 million, respectively. For the six months ended June 30, 2021 and the year ended December 31, 2020, depreciation included in Selling, General, and Administrative expenses by Drum was $0.9 million and $1.3 million, respectively.

(5) - Cost of Contracts and Selling, General, and Administrative Expenses were combined into Utility infrastructure services expense to conform with the Company’s financial statement presentation.

(6) – For the periods ended June 30, 2021 and December 31, 2020, Drum recorded a loss for discontinued operations of $0.5 million and $0.4 million, respectively. This figure was presented in Other income (deductions) on the face of the Condensed Combined Statement of Income to conform with the Company’s presentation.

Unaudited Condensed Combined Pro Forma Balance Sheet Adjustments

(A) - To reflect the net adjustment of $296.6 million to increase the historical intangible asset values of Drum to the preliminary fair values of the identifiable intangible assets acquired in the Acquisition as of August 27, 2021 (the closing date of the Acquisition and date of the preliminary purchase price allocation). As part of the preliminary valuation analysis, the Company identified intangible assets, including backlog, trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Drum’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on available transaction data for the industry. The following table shows a preliminary estimate of the fair value of those intangible assets and their related average estimated useful lives (in thousands):

		Estimated	Net Book Value	Transaction
	Estimated Fair	Useful Life in	as of	Accounting
	Value	Years	June 30, 2021	Adjustment
Backlog	$5,000	1	$8,693	$(3,693)
Trade names	60,000	15	—	60,000
Customer relationships	270,000	19	29,683	240,317

	$335,000		$38,376	$296,624

(B) - To reflect the net adjustment of $(2.4) million to decrease the historical property and equipment (recorded within Other property and investments) acquired by the Company to their preliminary estimated fair values. The preliminary fair value of identifiable property and equipment is determined primarily using the “cost approach” or “market approach” which requires a comparison to similar assets available in an open market. Since all information required to perform a detailed valuation analysis of Drum’s property and equipment could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on available transaction data for the industry. The Company is continuing to assess the estimated useful lives of acquired assets but does not believe a change in lives would have a material impact on depreciation expense for the periods presented. The following table shows a preliminary estimate of the fair value of property and equipment and their related average estimated useful lives (in thousands):

		Estimated	Net Book Value	Transaction
	Estimated Fair	Useful Life in	as of	Accounting
	Value	Years	June 30, 2021	Adjustment
Land, buildings and improvements	$23,670	37	$28,198	$(4,528)
Tools, machinery and equipment	49,571	6	48,720	851
Automotive equipment	39,827	3	40,380	(553)
Other	5,076	6	3,269	1,807

	$118,144		$120,568	$(2,424)

(C) - To eliminate Drum’s historical goodwill of $76.0 million and to reflect estimated goodwill of $446.8 million created as a result of the Acquisition. Goodwill represents the excess of the estimated fair value of the total consideration transferred over the preliminary fair value of the identifiable assets acquired and liabilities assumed as described in Note 3—Estimated Preliminary Purchase Price Allocation and Consideration Transferred.

(D) - To eliminate Drum’s historical equity balances, including common stock of $0.2 million, additional paid-in-capital of $235.5 million, accumulated other comprehensive loss of $0.6 million, and retained deficit of $67.5 million, in addition to the impacts of Centuri’s predecessor credit facility fees written off.

(E) - As a result of the different effective dates for public and private companies, the Company and Drum have different adoption dates for ASC 842, Leases. The Company adopted ASC 842 on January 1, 2019, while as of June 30, 2021, Drum had not yet adopted ASC 842. Under ASC 842, a lease liability and a right of use asset, representing the right to use the underlying assets for the lease term, are recorded on the balance sheet for all leases with terms in excess of one year. The unaudited pro forma condensed combined balance sheet is adjusted for the estimated impact of ASC 842. The adjustments include an increase to right of use operating lease assets of $1.5 million (recorded within Other property and investments), an increase to current portion of operating lease liability of $0.4 million (recorded within Other current liabilities), and an increase to long-term operating lease liability of $1.1 million (recorded within Other deferred credits and other long-term liabilities).

(F) - On August 27, 2021, Centuri entered into a $1,545 million term loan and revolving credit facility (“Loan Facility”), which refinanced the previous $590 million loan facility dated November 2018. A portion of Loan Facility was used to fund the Acquisition for approximately $830.4 million at close. The Loan Facility consists of a term loan of $1,145 million at closing and a revolving line of credit of $400 million. The term loan had an original issuance discount of $11.5 million which was recorded as a reduction of term loan proceeds. The term loan is set to expire on August 27, 2028, and the revolving line of credit expires on August 27, 2026. As of the August 27, 2021 Acquisition date, Centuri had borrowings outstanding of $114.6 million on the revolving line of credit. The $114.6 million of borrowings under the revolving line of credit were Canadian denominated borrowings that have been translated as of the balance sheet date. These borrowings, and related interest expense, are subject to fluctuations in foreign currency rates. The Company believes any such changes in foreign currency rates would not have a material impact Pro Forma Condensed Combined Statements of Income. The amount available under the line of credit would be further reduced by the amount of any outstanding letters of credit issued; however, none were outstanding. The Loan Facility is a multi-currency facility that allows the borrower to request loan advances in either Canadian Dollars or U.S. Dollars. There are no prepayment penalties associated with the Loan Facility.

The below table reflects the adjustments related to Centuri’s recent debt restructuring along with the impacts of removing Drum’s debt that was not assumed as part of the Acquisition (in thousands):

Interest rates for the Loan Facility are calculated at the London Interbank Offered Rate (“LIBOR”), the Canadian Dealer Offered Rate (“CDOR”), or an alternate base rate, plus in each case an applicable margin that is determined based on Centuri’s consolidated leverage ratio. The applicable margin ranges from 1.00% to 2.25% for loans bearing interest with reference to LIBOR or CDOR and from 0.00% to 1.25% for loans bearing interest with reference to the alternate base rate. The LIBOR rate for the term loan is subject to a floor of 50 basis points. Centuri is also required to pay a commitment fee on the unfunded portion of the commitments based on the consolidated leverage ratio. The commitment fee ranges from 0.15% to 0.35% per annum. The interest rate for the term loan was 3.00% and the rate on the revolving line of credit was 2.67% for purposes of these pro forma financial statements.

Debt issuance costs of $5.4 million, less $0.2 million of existing costs that were written off, associated with the line of credit are included in Deferred charges and other assets on the accompanying pro forma balance sheet and are amortized over the term of the related line of credit. Debt issuance costs of

June 30, 2021
Long-Term Debt
Proceeds from term loan	$1,145,000
Original issue discount	(11,450)
Proceeds from line of credit	114,615
Term loan debt issuance costs	(14,124)
Removal of existing Centuri long-term debt	(270,460)
Removal of Drum long-term debt not assumed	(64,293)
Removal of existing debt issuance costs	489
Current maturities of term loan	(11,450)

$888,327

Short-Term Debt
Removal of existing Centuri Short-term debt	$(24,955)
Removal of Drum short-term debt not assumed	(22,015)
Current maturities of term loan	11,450

$(35,520)

$14.1 million associated with the term loan are included as a reduction of long-term debt on the accompanying pro forma balance sheet and are amortized over the term of the related debt.

In connection with the debt restructuring, Centuri extinguished certain of its existing debt of approximately $295.4 million and wrote off existing debt issuance costs of $0.7 million. The Company will not legally assume Drum’s outstanding debt, other than outstanding finance lease obligations of $26.2 million as of the Acquisition date which are included within Current maturities of long-term debt and Long-term debt, less current maturities on the accompanying pro forma balance sheet. Total debt not assumed in the transaction totaled $86.3 million as of June 30, 2021.

(G) - To remove Drum’s historical interest rate swap liability of $1.5 million which was terminated at closing and paid in full.

(H) - The transaction accounting adjustments to cash and cash equivalents reflect the net of (i) the cash proceeds from a credit facility borrowing, (ii) the cash consideration paid to acquire Drum, (iii) the increase in cash reflected as of the Acquisition date, and (iv) the cash payment of transaction costs (in thousands):

Net proceeds from borrowings under a credit agreement	$933,245
Initial cash consideration paid to acquire Drum	(830,395)
Increase in cash reflected as of the Acquisition date	1,429
Payment of transaction costs	(29,234)

$75,045

(I) - Adjustments reflect the current values for the assumed assets and liabilities in the Acquisition as detailed in Note 3 - Estimated Preliminary Purchase Price Allocation and Consideration Transferred.

(J) - The Acquisition resulted in deferred tax liabilities of $94.8 million. The net deferred tax liability balance of $94.8 million was comprised of a deferred tax liability of $1.3 million for temporary book tax differences (excluding depreciation and amortization), a deferred tax liability of $102.6 million related to depreciation and amortization, a deferred tax asset of $8.9 million related to federal NOLs, and a deferred tax asset of $0.2 related to other attributes. No deferred tax liability was recorded for the difference between the tax basis in goodwill and the amount of goodwill recorded as part of the Acquisition. The purchase accounting window has not closed and recorded deferred tax balances may change once purchase accounting has been finalized and tax returns for pre-acquisition periods have been filed.

(K) - Represents the payment of $29.1 million of additional transaction costs incurred by Centuri and Drum subsequent to June 30, 2021.

Unaudited Condensed Combined Pro Forma Statements of Operations Adjustments for the Six Months Ended June 30, 2021 and Year Ended December 31, 2020

(AA) - Reflects the amortization adjustment for intangible assets acquired by the Company associated with the estimated fair values of the acquired customer relationships, backlog, and trade names. The adjustments to remove historical amortization and record the amortization related to newly acquired intangible assets were $0.2 million and $0.4 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

(BB) - Reflects the incremental depreciation expense related to buildings and improvements and equipment acquired by the Company associated with the estimated fair values of associated assets. The incremental depreciation was $0.4 million and $0.8 million for the six months and year ending June 30, 2021 and December 31, 2020, respectively.

(CC) - In connection with the Acquisition, outstanding stock options were converted to common stock and ultimately cancelled and retired. As such, stock option expense of $1.6 million and $1.7 million was reversed for the six months and year ending June 30, 2021 and December 31, 2020, respectively.

(DD) - The below table reflects the adjustments related to Centuri’s recent debt restructuring along with the impacts of removing the interest related to Drum debt that was not assumed as part of the Acquisition (in thousands):

	Six-months ended	Year ended
	June 30, 2021	December 31, 2020
Elimination of Centuri interest expense and amortization of debt issuance costs associated with debt that was restructured	$(1,867)	$(6,282)
Elimination of Drum interest expense	(719)	(5,398)
Interest expense on new debt	18,707	37,415
Amortization of new debt issuance costs	2,432	4,865
Interest expense related to original issue discount	818	1,636
Fair value adjustments associated with Drum interest rate swap	584	(1,835)

Transaction accounting adjustments for interest expense	$19,955	$30,400

A 1/8% variance in variable interest rates related to the term loan and line of credit would impact net income by an increase or decrease of $0.6 million for the six months ended June 30, 2021 and $1.2 million for the year ended December 31, 2020.

(EE) - Represents the accrual of $29.1 million of additional transaction costs incurred by Centuri and Drum subsequent to June 30, 2021. The remaining transaction costs of $0.9 million are included in the historical statement of income for the six months ended June 30, 2021. These costs will not affect the Company’s income statement beyond 12 months after the Acquisition date.

(FF) - To add back the net loss for discontinued operations associated with Drum’s sale of its foreign subsidiary, Thirau Inc., which was not acquired as part of the Acquisition.

(GG) – Reflects the write-off of $0.7 million of existing debt issuance costs related to the restructuring of Centuri’s Loan Facility.

(HH) – Income tax expense includes the tax effects of the transaction accounting adjustments to Drum’s Statement of Income for the six months ended June 30, 2021 and year ended December 31, 2020. The income tax expense was calculated based on Centuri’s statutory rate in effect during the six months ended June 30, 2021 and the year ended December 31, 2020. Additionally, the income tax expense for the period ended December 31, 2020 included an adjustment of $7.3 million related to a potential foreign tax liability that was retained by the seller.